UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2001

INFONAUTICS, INC. (Exact name of registrant as specified in its chapter)

Pennsylvania (State or other jurisdiction of incorporation	0-28284 (Commission File Number)	23-2707366 (IRS Employer Identification No.)

590 N. Gulph Road King of Prussia, PA	19406-2800
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 610-971-8840

This Report on Form 8-K contains, in addition to historical information, forward-looking statements by Infonautics, Inc. that involve risks and uncertainties. These forward-looking statements may include statements regarding, for example, the issuance of shares, ownership percentages as a result of the merger, the public listing of Infonautics and the merged company, the adoption of the Tucows name by the merged company, the failure of the Infonautics or Tucows stockholders to approve the merger, receipt of regulatory approvals and satisfaction of closing conditions, and completion of the transactions related to the merger on any schedule. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. More information about potential factors which could affect Infonautics is included in the Risk Factors sections of the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to Infonautics as of the date of this document, and Infonautics assumes no obligation to update any forward-looking statements.

Item 5. Other Events.

On March 27, 2001, Infonautics, Inc. ("Infonautics"), Tucows Inc. ("Tucows"), and TAC Acquisition Corp. ("TAC") entered into an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement provides for the merger to be accomplished by the formation of TAC as a wholly-owned subsidiary of Infonautics and the merger of TAC into Tucows, with Tucows being the surviving corporation. After completion of the merger, Tucows will be a wholly-owned subsidiary of Infonautics. In consideration of the merger, Infonautics will issue approximately 50 million shares of its Class A common stock to the Tucows shareholders who will own roughly 80% of the merged company at the closing of the merger. Upon completion of the merger, which is subject to Infonautics and Tucows shareholder approval, certain regulatory approvals, and certain other closing conditions, Infonautics will remain a public company and is expected to adopt the Tucows name. The transaction is expected to close during the third quarter of 2001.

A copy of the Merger Agreement is attached to this Current Report as Exhibit 10.1.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFONAUTICS, INC.

By: /s/Gerard J. Lewis, Jr. ----------------------------------
Gerard J. Lewis, Jr Vice President and General Counsel

Dated: April 11, 2001

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1	Agreement and Plan of Merger among Infonautics, Inc., Tucows, Inc. and TAC Acquisition Corp.